SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                         (AMENDMENT NO. ____________)1



                         TUMBLEWEED COMMUNICATIONS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    899690101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [x]  Rule 13d-1(d)

---------------

1    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  899690101                   13G                     PAGE 2 OF 5 PAGES
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1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jeffrey C. Smith
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [ ]
                                                            (b)  [ ]
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION                 United States

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               5.   SOLE VOTING POWER                       2,026,877 1/

               -----------------------------------------------------------------
NUMBER OF      6.   SHARED VOTING POWER                     Not Applicable 1/
SHARES
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       7.   SOLE DISPOSITIVE POWER                  2,026,877 1/
EACH
REPORTING      -----------------------------------------------------------------
PERSON WITH    8.   SHARED DISPOSITIVE POWER                Not Applicable 1/

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                       2,026,877
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES      [ ]
     CERTAIN SHARES*

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      8.0%

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12.  TYPE OF REPORTING PERSON*                              IN

--------------------------------------------------------------------------------

1/   Subject to applicable community property laws.


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:
----------     --------------

               Tumbleweed Communications Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:
----------     -----------------------------------------------

               700 Saginaw Drive
               Redwood City, CA  94063

Item 2(a).     Name of Person Filing:
----------     ---------------------

               Jeffrey C. Smith

Item 2(b).     Address of Principal Business Office or, if none, Residence:
----------     -----------------------------------------------------------

               700 Saginaw Drive
               Redwood City, CA  94063

Item 2(c).     Citizenship:
----------     -----------

               United States

Item 2(d).     Title of Class of Securities:
----------     ----------------------------

               Common Stock of Tumbleweed Communications Corp.

Item 2(e).     CUSIP Number:
----------     ------------

               899690101

Item 3.        If this statement is filed pursuant to Rule 13d-1(b), or Rule
-------        -------------------------------------------------------------
               13d-2(b) or (c), check whether the person filing is a:
               -----------------------------------------------------

     (a)       [ ]  Broker or dealer registered under Section 15 of the Exchange
                    Act;

     (b)       [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)       [ ]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

     (d)       [ ]  Investment company registered under Section 8 of the
                    Investment Company Act;

     (e)       [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

     (f)       [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g)       [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

     (h)       [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

     (i)       [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j)       [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box [ ].

Item 4.        Ownership.
-------        ---------

     (a)       Amount Beneficially Owned:
               -------------------------

               2,026,877 shares

     (b)       Percent of Class:
               ----------------

               8.0%

     (c)       Number of shares as to which such person has:
               --------------------------------------------

               (i)      Sole power to vote or to direct the vote:
                        ----------------------------------------

                        2,026,877 shares (subject to applicable community property laws)

               (ii)     Shared power to vote or to direct the vote:
                        ------------------------------------------

                        0 shares (subject to applicable community property laws)

               (iii)    Sole power to dispose or to direct the disposition of:
                        -----------------------------------------------------

                        2,026,877 shares (subject to applicable community property laws)

               (iv)     Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------

                        0 shares (subject to applicable community property laws)

Item 5.        Ownership of Five Percent or Less of a Class.
-------        --------------------------------------------

               Not Applicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.
-------        ---------------------------------------------------------------

               Not Applicable

Item 7.        Identification and Classification of the Subsidiary Which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company.
               -------

               Not Applicable

Item 8.        Identification and Classification of Members of the Group.
-------        ---------------------------------------------------------

               Not Applicable

Item 9.        Notice of Dissolution of Group.
-------        ------------------------------

               Not Applicable

Item 10.       Certifications.
--------       --------------

               Not Applicable

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                        By:  /s/  Jeffrey C. Smith
                                             -----------------------------------
                                             Jeffrey C. Smith